PARENTE, RANDOLPH, ORLANDO, CAREY & ASSOCIATES
CERTIFIED PUBLIC ACCOUNTANTS & CONSULTANTS

Penns Woods Bancorp, Inc.
Jersey Shore, Pennsylvania

     We hereby consent to the inclusion of our opinion dated January 16, 1998 on the Company's 1997 consolidated financial statements in the Company's 1997 Annual Report to Stockholders.

[S]PARENTE, RANDOLPH, ORLANDO, CAREY & ASSOCIATES

Williamsport, Pennsylvania
January 16, 1998